Exhibit 99.1

Jack in the Box Inc. Amends Credit Agreement

SAN DIEGO--(BUSINESS WIRE)--March 21, 2018--Jack in the Box Inc. (NASDAQ: JACK) today announced completion of an amendment to its existing senior credit facility. The maturity date for both the revolving credit facility and the term loan was extended to March 2020.

The amendment also raised the maximum leverage ratio covenant from 4.0 times to 4.5 times, and allows unlimited cash dividends and share repurchases if pro forma leverage is less than 4.0 times (from 3.5 times previously), subject also to pro forma fixed charge covenant compliance. The interest rate on the senior credit facility is based on the company’s leverage ratio and can range from LIBOR plus 1.25 percent to LIBOR plus 2.25 percent. The interest rate immediately after giving effect to the amendment was LIBOR plus 2.00 percent.

In connection with today’s sale of Qdoba Restaurant Corporation, the company will make a prepayment of $260 million to retire outstanding debt under its term loan, as required by the terms of its credit facility. Following the paydown of the term loan and the amendment on March 21, 2018, approximately $365.7 million was outstanding on the term loan and approximately $599.4 million was drawn or used for letters of credit under the $900 million revolving credit facility.

“We’re pleased that our lenders have the confidence in our business model to increase our borrowing capacity without waiting for completion of our refranchising strategy,” said Lenny Comma, chairman and chief executive officer of Jack in the Box Inc. “We remain comfortable with ultimately increasing our leverage to 5.0 times EBITDA. The extension of our credit facility is an interim step that provides an immediate increase in our borrowing capacity to 4.5 times EBITDA while we work with our advisors to evaluate longer-term financing alternatives.”

Wells Fargo Securities, LLC served as lead arranger and lead bookrunner for the amendment.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A; the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291